Exhibit 99.1

                                                                    NEWS RELEASE

                                             Contact: Carlos Alberini
                                             President & Chief Operating Officer
                                             (213) 765-3582

                                             Dennis Secor
                                             SVP & Chief Financial Officer
                                             (213) 765-3504

                                             Joseph Teklits
                                             Integrated Corporate Relations
                                             (203) 682-8258

                  GUESS?, INC. AUGUST COMP STORE SALES UP 4.0%
                  --------------------------------------------
                       AUGUST TOTAL RETAIL SALES UP 8.8%
                       ---------------------------------

LOS ANGELES, CA, August 31, 2006--Guess?, Inc. (NYSE:GES) today reported that total August retail sales for the month ended August 26, 2006 were $58.2 million, an increase of 8.8% from sales of $53.4 million for the month ended August 27, 2005. Comparable store sales for the August period increased 4.0%. The Company noted that the sales for the month were driven by a larger percentage of full price sales as compared to the prior year period.

The Company's retail business performed in line with the Company's expectations and guidance previously provided for the period to date. The Company also noted that it remains very comfortable with the guidance previously provided regarding its financial results for the third quarter.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At August 26, 2006 the Company owned and operated 326 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's future prospects and guidance for the third quarter of 2006, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, our ability to anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, and general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.